EXHIBIT E-1

January 20, 2026

The State Treasury of the Republic of Poland Ministry of Finance ul. Swietokrzyska 12 Warsaw, Poland

Ladies and Gentlemen,

We have acted as New York counsel to the State Treasury of the Republic of Poland, represented by the Minister of Finance (the “State Treasury”) in connection with the preparation and filing by the State Treasury of the Registration Statement under Schedule B (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) and the related prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Republic of Poland (“Poland”) proposes from time to time to issue and sell its notes as described therein (the “Securities”). Terms used herein and defined in the Registration Statement are used herein as so defined.

We have examined originals or copies of such agreements, documents, certificates and other statements of the State Treasury and such other papers as we have deemed relevant and necessary in order to give up the opinion hereinafter set forth. As to certain facts material to our opinion, we have relied to the extent that we deemed such reliance proper upon statements of representatives of the State Treasury. In rendering such opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, confirmed, facsimile or photostatic copies.

Based upon the foregoing and subject to the assumptions set forth herein, we are of the opinion that, when duly authorized, executed and delivered by or on behalf of the Minister of Finance of Poland, representing the State Treasury, authenticated in accordance with the provisions of a duly executed Fiscal Agency Agreement and delivered to, and paid for by, the relevant underwriters or purchasers thereof in the manner contemplated by the Registration Statement and the relevant Underwriting Agreement, the Securities will be valid and legally binding obligations of Poland under the laws of the State of New York.

This opinion is limited to the laws of the State of New York and does not cover any questions arising under or relating to the laws of Poland or any political subdivision thereof or therein and, to the extent such laws may be relevant to the opinion expressed above we have with your permission but without having made any independent investigation with respect thereto, relied on and assumed the correctness of the opinions of even date herewith of the Director of the Legal Department of the Ministry of Finance of Poland and of White & Case M. Studniarek i Wspólnicy - Kancelaria Prawna sp.k. to you and our opinion, insofar as the laws of Poland or any political subdivision thereof or therein are involved, is subject to any and all exceptions, reservations and limitations set forth therein (including any reservation with respect to the amount of Securities which may be issued).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Validity of the Securities” in the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

MB:DL:BP

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